EXHIBIT 23.2



              CONSENT OF ERNST & YOUNG L.L.P.

     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the American General 1997 Stock and Incentive Plan (Plan) of our reports (a) dated February 12, 1996, with respect to the consolidated financial statements of American General
Corporation (AGC) incorporated by reference in its Annual
Report on Form 10-K for the year ended December 31, 1995, and (b) dated March 20, 1996 (Exhibit 23), with respect to the related financial statement schedules of AGC included therein, and (c) dated February 14, 1997, with respect to the consolidated financial statements of AGC included in its Current Report on Form 8-K, dated February 21, 1997, all filed with the Securities and Exchange Commission.


                              /s/ ERNST & YOUNG L.L.P


                              ERNST & YOUNG L.L.P.



Houston, Texas
March 12, 1997